Exhibit 10.1

PROMISSORY NOTE

U.S. $150,000	April 10, 2018

FOR VALUE RECEIVED, Alliance MMA, Inc., a Delaware corporation (“Debtor”), promises to pay in lawful money of the United States of America to the order of Joseph Gamberale, an individual and resident of the State of Florida (“Lender”), the principal sum of One Hundred Fifty Thousand Dollars ($150,000) on the terms set forth in this Promissory Note (this “Note”), on or before the Maturity Date (as defined below).

1. INTEREST. Interest shall accrue on the principal balance of this Note at an annual rate of twelve percent (12%) for each day that such principal balance is outstanding. Interest shall be paid in full on the Maturity Date.

2. PAYMENT. Debtor shall pay to Lender, on or before May 21, 2018 (the “Maturity Date”), in full satisfaction of all amounts due under this Note, an amount equal to (A) the outstanding principal amount of this Note plus (B) all unpaid interest accrued hereon (the “Repayment Amount”). Debtor will pay the Repayment Amount in U.S. dollars to such account as Lender may designate in writing.

3. PREPAYMENT. Debtor may prepay all or any portion of the Repayment Amount prior to the Maturity Date without penalty.

4. DEFAULT INTEREST. Any amount due hereunder that is not paid by Debtor on or before the date on which such amount becomes due hereunder shall bear interest until paid at the lower of (i) five percent (5%) per month (prorated for partial months) and (ii) the maximum rate permitted by applicable law (“Default Interest”).

5. EVENTS OF DEFAULT.

(a) The occurrence and continuance of any one or more of the following events shall constitute an “Event of Default” under this Note:

(i) Failure to Pay. Debtor shall fail to pay when due, whether at stated maturity, upon acceleration or otherwise, any principal or interest payment, or any other payment required under the terms of this Note on the date due therefor;

(ii) Representations and Warranties. Any representation or warranty made by Debtor in this Note, or in any related agreement or document, shall be false, incorrect, incomplete or misleading when made or furnished;

(iii) Covenants. The Debtor fails to perform any covenant or agreement made by Debtor in this Note (other than a failure to make payment as described in (i) above) and such failure continues for three (3) business days after written notice of such failure is delivered to Debtor;

(iv) Voluntary Bankruptcy or Insolvency Proceedings. Debtor shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, or (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it;

(v) Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator, or custodian of Debtor or of all or a substantial part of its property, or an involuntary case or other proceedings seeking liquidation, reorganization, or other relief with respect to Debtor or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect, shall be commenced and an order for relief entered or such proceeding shall not be dismissed or stayed discharged within sixty (60) days of commencement; and

(vi) Government Action. A governmental agency or regulatory authority takes or institutes any action, claim, proceeding or inquiry that is reasonably likely to affect materially Debtor’s financial condition, business, operations or ability to pay or perform Debtor’s obligations under this Note.

(b) Following the occurrence of an Event of Default (other than an Event of Default referred to in clauses (iv) or (v) above) and at any time thereafter, Lender may, by written notice to Debtor, declare all unpaid principal, plus all accrued interest and other amounts due hereunder to be immediately due and payable. Upon the occurrence or existence of any Event of Default described in clauses (iii) or (iv) above, immediately and without notice, all outstanding unpaid principal, plus all accrued interest and other amounts due hereunder, shall automatically become immediately due and payable.

6. NO USURY. Notwithstanding any other provision contained in this Note, (a) the rates of interest and charges deemed to be paid by Debtor hereunder shall in no event exceed the rates and charges which result in interest being charged at a rate exceeding the maximum allowed by applicable law; and (b) if, for any reason whatsoever, payment of the Repayment Amount or any other amount due hereunder by Debtor would result in a finding by a court or arbitration panel with jurisdiction over the matter that all or any portion of such payment would exceed the maximum rate allowed by law, such excess will be returned to Debtor.

7. ATTORNEYS’ FEES. If this Note is placed in the hands of an attorney for collection or enforcement prior to commencing arbitration or legal proceedings, or is collected or enforced through any arbitration or legal proceeding, or Lender otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note, Debtor shall pay the reasonable costs incurred by Lender for such collection, enforcement or action including, without limitation, reasonable attorneys’ fees and disbursements.

8. GOVERNING LAW. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New Jersey, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New Jersey or any other jurisdiction) that would cause the application of the laws of any jurisdictions other than the State of New Jersey.

9. ARBITRATION OF DISPUTES.

(a) The parties shall submit any and all disputes arising out of or relating to this Note or the transactions contemplated hereby (collectively, “Claims”) to binding arbitration (“Arbitration”) pursuant to the expedited commercial rules of the American Arbitration Association (the “AAA Rules”) The parties hereby acknowledge and agree that the AAA Rules are unconditionally binding on the parties hereto and are severable from all other provisions of this Note.

(b) Each party expressly agrees that the exclusive venue for Arbitration shall be Newark, New Jersey. Without modifying or limiting the parties’ obligations to resolve Claims pursuant to the AAA Rules, in order for a party to seek injunctive or other relief that cannot be granted through Arbitration, each party hereby (i) consents to and expressly submits to the exclusive personal jurisdiction of any state or federal court sitting in Newark, New Jersey, (ii) expressly submits to the exclusive venue of any such court for the purposes of seeking such relief, and (iii) waives any claim of improper venue or that such courts are an inconvenient forum or that the bringing of any such proceeding in such jurisdiction is improper.

10. OBLIGATION UNCONDITIONAL. Except as may otherwise be set forth in this Note, no provision in this Note or any other agreement shall alter, impair or render conditional the obligation of Debtor, which is absolute and unconditional, to pay the principal of and all other amounts due on this Note at the place, at the time and in the currency herein prescribed.

11. WAIVERS. Debtor hereby waives presentment, notice of nonpayment, notice of dishonor, protest, demand and diligence.

12. LOSS OR MUTILATION. On receipt by Debtor of evidence reasonably satisfactory to Debtor of the loss, theft, destruction or mutilation of this Note and, in the case of any such loss, theft or destruction of this Note, on delivery of an indemnity agreement reasonably satisfactory in form and amount to Debtor or, in the case of any such mutilation, on surrender and cancellation of such Note, Debtor at its expense will execute and deliver to Lender, in lieu thereof, a new Note of like tenor.

13. NOTICES. All communications, notices and consents provided for herein shall be in writing and be given in person or by means of facsimile or electronic mail (with confirmation of receipt), by overnight courier or by registered or certified mail, and shall become effective: (a) on delivery if given in person; (b) on the date of transmission if sent by facsimile or electronic mail; (c) one (1) business day after delivery to an overnight service; or (d) on delivery after being mailed, first-class registered or certified mail, prepaid.

Notices shall be addressed as follows:

If to Debtor:

Alliance MMA, Inc.

590 Madison Avenue, 21st Floor

New York, New York 10022

Attention: Chief Executive Officer

Phone: (212) 739-7825 Fax: (212) 658-9291

Email: rmazzeo@alliancemma.com

If to Lender:

Joseph Gamberale

Phone: (917) 693-7561

Email: Happy1912@aol.com

14. AMENDMENT AND WAIVER. This Note and its terms and conditions may be amended, waived or modified only in a writing executed by both Debtor and Lender.

15. SEVERABILITY. If any part of this Note is construed to be in violation of any law, such part shall be modified to achieve the objective of the parties to the fullest extent permitted and the balance of this Note shall remain in full force and effect.

16. ASSIGNMENTS. Neither party may assign its rights or obligations under this Note without the prior written consent of the other party

17. FINAL NOTE. This Note represents the entire understanding and agreement of Debtor and Lender and supersedes all prior representations, warranties, agreements, arrangements, understandings relating to this Note. In issuing this Note to Lender, Debtor is not relying on any representation, warranty, promise or covenant of Lender or its officers, directors, representatives or agents other than as expressly set forth in this Note.

18. TIME IS OF THE ESSENCE. Time is of the essence with respect to the obligations of the parties under this Note.

19. LIQUIDATED DAMAGES. Lender and Debtor agree that in the event Debtor fails to comply with any of the terms or provisions of this Note, Lender’s damages would be uncertain and difficult (if not impossible) to accurately estimate because of the parties’ inability to predict future interest rates and other relevant factors. Accordingly, Lender and Debtor agree that any fees, balance adjustments, default interest or other charges assessed under this Note are not penalties but instead are intended by the parties to be, and shall be deemed, liquidated damages.

20. WAIVER OF JURY TRIAL. DEBTOR IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS NOTE BE TRIED BY A JURY. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING UNDER COMMON LAW OR ANY APPLICABLE STATUTE, LAW, RULE OR REGULATION. DEBTOR ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY WAIVING ITS RIGHT TO DEMAND TRIAL BY JURY.

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IN WITNESS WHEREOF, Debtor has caused this Note to be issued as of the date first set forth above.

ALLIANCE MMA, INC.

By:	/s/ Robert L. Mazzeo
Robert L. Mazzeo
Chief Executive Officer

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